                    NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061                                      Phone: 913-647-0158                             Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION ANNOUNCES ITS ACQUISITION OF MBBS, S.A.

Olathe, Kansas (March 19, 2009) – Elecsys Corporation (NASDAQ: ESYS) announced today that it has entered into a Stock Purchase Agreement to acquire MBBS, S.A., of Cortaillod, Switzerland from BSN Systems, Inc. of Irvine, California.

MBBS, a Swiss high-technology company established in 2000, is a leader in the design and development of radio frequency identification (RFID) solutions for harsh and extreme environments.  Based on research and development originally funded by the Swiss government, MBBS’ patented METALuCID® RFID technology is characterized by its unique ability to read and write electronic data through metals such as non-magnetic steels and other alloys.  With this feature, RFID tags can be hermetically sealed inside metal parts such as surgical instruments, infrastructure assets, heavy equipment, weapons and similar devices that must withstand harsh environments.

MBBS offers complete RFID solutions, including custom tags, readers and software.  This ultra-rugged RFID technology is fully developed and traceability solutions deployed by MBBS have been used in various applications in the medical and industrial sectors for several years. MBBS’ revenues totaled approximately $550,000 for its most recent fiscal year ended December 31, 2008.  MBBS has been certified to ISO 9001 and ISO 13485 since 2004.

Karl Gemperli, Elecsys president and chief executive officer, stated, “We are excited about penetrating the expanding market for ultra-rugged RFID solutions.  The MBBS tags can resist high temperatures, pressures, chemicals and similar conditions where other tags would fail.  These capabilities are an ideal fit for the harsh environments found in our existing customer markets where a wide range of potential new applications for this technology exist.”

Gemperli continued, “Especially small in size, these tags can be inserted directly into parts and other devices to build a permanent and robust tracking system.  We believe that this technology, coupled with the market penetration and strength of our established ultra-rugged computer and remote monitoring brands, has the potential to greatly expand our business.”

Under the terms of the Agreement, Elecsys will acquire all of MBBS’ capital stock from BSN Systems in exchange for 175,000 shares of Elecsys Corporation common stock.  Additional performance related consideration may be earned over the next five years.  BSN Systems is an investment holding company whose major stockholders include Sandoz FF Holding, S.A. and Techniques d’Avant Garde (TAG) ID, S.A.  The acquisition is subject to certain closing conditions and Elecsys expects to close on this purchase by June 16, 2009.

About Elecsys Corporation

Elecsys Corporation tailors specific technology solutions for customers wherever high quality, reliability, and innovation are essential.  Elecsys provides electronic design and manufacturing services, custom liquid crystal displays (“LCDs”), ultra-rugged mobile computing devices and wireless remote monitoring solutions to numerous industries worldwide.  Markets served include energy infrastructure, aerospace, transportation, logistics, law enforcement, safety, military, medical and other critical industries.  Elecsys operates its business through three wholly-owned subsidiaries, DCI, Inc., Radix Corporation and NTG, Inc.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2008. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:        Todd A. Daniels
                                                       Elecsys Corporation
                                                       (913) 647-0158, Phone
                         (913) 647-0132, Fax
                      investorrelations@elecsyscorp.com

Media Inquiries Contact:            Shelley Bartkoski
                                                      Hagen and Partners
                                                      (913) 642-3715
                                                      sbartkoski@hagenandpartners.com